                                                      --------------------------
                                                            OMB APPROVAL
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                                      --------------------------
                                                           SEC FILE NUMBER
                                                              000-25984
                                                      --------------------------

                                   FORM 12b-25        --------------------------
                                                            CUSIP NUMBER
                          NOTIFICATION OF LATE FILING         868224106
                                                      --------------------------

(CHECK ONE):  /X/Form 10-K  / /Form 20-F  / /Form 11-K   / /Form 10-Q
              / /Form N-SAR

                For Period Ended: DECEMBER 31, 1999
                                  -------------------------
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For the Transition Period Ended: _______________________________

--------------------------------------------------------------------------------
  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

 N/A
--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

 Superior National Insurance Group, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

 N/A
--------------------------------------------------------------------------------
Former Name if Applicable


 4936 Kilburn Court
--------------------------------------------------------------------------------
Address of Principal Executive Office (STREET AND NUMBER)

 Oak Park, California 91377
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a)  The reasons described in reasonable detail in Part III of this
    |          form could not be eliminated without unreasonable effort or
    |          expense;
    |
    |     (b)  The subject annual report, semi-annual report, transition report
/X/ |          on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
    |          will be filed on or before the fifteenth calendar day following
    |          the prescribed due date; or the subject quarterly report of
    |          transition report on Form 10-Q, or portion thereof will be filed
    |          on or before the fifth calendar day following the prescribed due
    |          date; and
    |
    |      (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    See Attachment

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        J. Chris Seaman           (818)                      707-1464
     -----------------------   -----------              ------------------
            (Name)             (Area Code)              (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
     30 of the Investment Company Act of 1940 during the
     preceding 12 months or for such shorter                      /X/ Yes / / No
     period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     ---------------------------------------------------------------------------

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?           /X/ Yes / / No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     See Attachment
--------------------------------------------------------------------------------

                     Superior National Insurance Group, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date      MARCH 30, 2000                     By      /s/ J. Chris Seaman
     ------------------------------            ---------------------------------
                                                J. Chris Seaman
                                                President and Chief Executive
                                                Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
--------------------------------------------------------------------------------
  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                       VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).

                            ATTACHMENT TO FORM 12b-25
                     Superior National Insurance Group Inc.

Part III - NARRATIVE

          On March 3, 2000, the California Department of Insurance ("CDI") seized the assets and operations of Superior National Insurance Group, Inc.'s (the "Company") four California domiciled insurance subsidiaries, California Compensation Insurance Company, Combined Benefits Insurance Company, Superior National Insurance Company, and Superior Pacific Casualty Company (the "Insurance Companies"). Commercial Compensation Insurance Company, another subsidiary of the Company, will either be conserved by regulators in its state of domicile, New York, or will be redomiciled in California in order to become subject to the supervision of CDI. The Company has not had sufficient access to the Insurance Companies' books and records and accounting staff to allow the Company to timely file a Form 10-K for the period ending December 31, 1999.

Part IV - OTHER INFORMATION

          The Company has previously reported adverse changes in its financial condition in press releases and a Form 8-K filed with the Securities and Exchange Commission.
                                       3